UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Spark Networks plc
(Exact name of Registrant specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	98-0200628 (I.R.S. Employer Identification Number)
8383 Wilshire Boulevard, Suite 800
Beverly Hills, California
90211
(Address, including zip code, of principal executive office)
(323) 836-3000
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None
Securities to be registered pursuant to Section 12(g) of the Act:
Ordinary Shares, Par value 1p per share

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this registration statement, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “will,” “continue,” “should,” “plan,” “predict,” “potential” or the negative of these terms or other similar expressions. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in these forward-looking statements, which are subject to a number of risks, uncertainties and assumptions described in “Item 1. Business—Risk Factors” section and elsewhere in this registration statement.
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Item 1. Business
The information required by this item is contained under the sections “Prospectus Summary,” “Risk Factors,” “Business,” “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” of the first amendment to the registration statement on Form S-1 (File No. 333-123228) filed as an exhibit hereto (the “Registration Statement”). Those sections are incorporated herein by reference.
Item 2. Financial Information
The information required by this item is contained under the sections “Selected Consolidated Financial Information,” “Pro Forma Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Registration Statement. Those sections are incorporated herein by reference.
Item 3. Properties
The information required by this item is contained under the section “Business—Facilities” of the Registration Statement. That section is incorporated herein by reference.
Item 4. Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares, as of August 31, 2005, for:
•	each person or entity who we know beneficially owns more than 5% of our ordinary shares;

•	each Named Executive Officer and each director; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The number of shares of ordinary shares outstanding, on an as-converted basis, used in calculating the percentage for each listed shareholder includes ordinary shares underlying options or a warrant held by the shareholder, all of which are being registered in this registration statement, but excludes ordinary shares underlying options or warrants held by any other person or entity. In addition, the number of each shareholder’s ordinary shares underlying warrants and options that are exercisable within 60 days of August 31, 2005 is set forth below. Percentage of beneficial ownership is based on 26,144,160 ordinary shares outstanding as of August 31, 2005. Unless otherwise indicated, the address of each beneficial owner is c/o: Spark Networks plc, 8383 Wilshire Blvd., Suite 800, Beverly Hills, California 90211.

	Number of	Percentage
Name of Beneficial Owner	Shares	of Shares
5% stockholders:
Tiger Global Management, L.L.C. (1)	6,631,085	25.4%
Capital Research and Management Company (2)	2,505,000	9.6
Criterion Capital Management LLC (3)	3,266,877	12.5
FM Fund Management Limited (4)	2,253,888	8.6

Named Executive Officers and Directors:
David E. Siminoff (5)	1,887,000	6.8
Todd Tappin	—	*
Joe Y. Shapira (6)	4,512,639	15.9
Alon Carmel (7)	4,581,848	16.2
Michael Riddell	—	*

	Number of	Percentage
Name of Beneficial Owner	Shares	of Shares
Peter Voutov	—	*
Scott Shleifer (8)	—	*
Michael Brown (9)	80,000	*
Benjamin Derhy (10)	80,000	*
Laura Lauder (11)	180,000	*
Martial Chaillet (12)	200,000	*
All directors and executives as a group (10 persons) (13)	7,689,639	25.0%

*	Less than 1%.

(1)	Consists of 5,183,695 shares held by Tiger Global, L.P.; 1,313,392 shares held by Tiger Global, Ltd.; and 133,998 shares held by Tiger Global II, L.P. Each entity has sole voting power over the shares it holds; Tiger Global Management, L.L.C. is the investment manager of Tiger Global, L.P., Tiger Global, Ltd. and Tiger Global II, L.P. and it has shared investment power over the 6,631,085 shares; Charles P. Coleman III is the sole managing member of the Tiger Global Management, L.L.C. Tiger Global Performance, L.L.C. is the sole general partner of Tiger Global, L.P.; Charles P. Coleman III is the sole managing member of the general partner of Tiger Global, L.P.; Tiger Global Performance, L.L.C. is the sole general partner of Tiger Global II, L.P.; Charles P. Coleman III is the sole managing member of Tiger Global II, L.P. The address for Tiger Global Management, L.L.C., Tiger Global, L.P. and Tiger Global II, L.P. is 101 Park Avenue, 48th Floor, New York, New York 10178. The address for Tiger Global, Ltd. is c/o Ironshore Corporate Services Limited, Queensgate House, South Church Street, P.O. Box 1234, George Town, Grand Cayman, Cayman Islands.

(2)	Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 2,505,000 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company has sole dispositive power over these shares. Included in the holdings of Capital Research and Management Company is the holding of SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company. SMALLCAP World Fund, Inc. is the beneficial owner of 1,850,000 shares, of which it has sole voting power. The persons controlling the investment decisions with respect to the shares held by Capital Research and Management Company and SMALLCAP World Fund are Gordon Crawford, J. Blair Frank, J. Dale Harvey, Claudia Huntington , Jonathan Knowles and Mark Denning. The address for both entities is 333 South Hope Street, Los Angeles, California 90071.

(3)	Criterion Capital Management LLC, of which Christopher H. Lord is the sole manager, purchased shares on the open market with no special arrangements with the Company.

(4)	The registered office of FM Fund Management Limited is Queensgate House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(5)	Includes 1,275,000 shares issuable upon exercise of share options, 337,500 shares of which underlie options exercisable within 60 days of August 31, 2005.

(6)	Includes (i) 2,250,000 shares issuable upon exercise of share options, 2,062,500 shares of which underlie options exercisable within 60 days of August 31, 2005, (ii) 1,062,415 shares held by the Joe Shapira Family Trust of which Mr. Shapira is trustee, (iii) 550,000 shares held by the Shapira Children’s Trust of which Mr. Shapira is trustee, and (iv) 12,000 shares, of which he disclaims beneficial ownership, except to the extent of his pecuniary interest, held by a custodian for Mr. Shapira’s children.

(7)	Includes (i) 2,000,000 shares issuable upon exercise of share options exercisable within 60 days of August 31, 2005, and (ii) 8,000 shares held by his spouse.

(8)	Excludes 5,183,695 shares held by Tiger Global, L.P. and 133,998 shares held by Tiger Global II, L.P., of which Scott Shleifer is a limited partner. Mr. Shleifer holds the position of Managing Director at Tiger Global Management, L.L.C.

(9)	Represents shares issuable upon exercise of share options, 15,000 shares of which underlie options exercisable within 60 days of August 31, 2005.

(10)	Represents shares issuable upon exercise of share options, 20,000 shares of which underlie options exercisable within 60 days of August 31, 2005.

(11)	Includes 80,000 shares issuable upon exercise of share options, 10,000 shares of which underlie options exercisable within 60 days of August 31, 2005.

(12)	Includes 80,000 shares issuable upon exercise of share options, 10,000 shares of which underlie options exercisable within 60 days of August 31, 2005.

(13)	Shares beneficially owned by all executive officers and directors as a group include options to purchase 4,595,000 shares, 2,596,875 shares of which are currently exercisable or exercisable within 60 days of August 31, 2005.
Item 5. Directors and Executive Officers
The information required by this item is contained under the section “Management” of the Registration Statement. That section is incorporated herein by reference.
Item 6. Executive Compensation
The information required by this item is contained under the section “Management—Summary Executive Compensation Table” of the Registration Statement. That section is incorporated herein by reference.
Item 7. Certain Relationships and Related Transactions
The information required by this item is contained under the section “Certain Relationships and Related Party Transactions” of the Registration Statement. That section is incorporated herein by reference.
Item 8. Legal Proceedings
The information required by this item is contained under the section “Business—Legal Proceedings” of the Registration Statement. That section is incorporated herein by reference.
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters
The information required by this item is contained under the sections “Dividend Policy” and “Price Range of Global Depositary Shares” of the Registration Statement and under the section “Item 11—Description of Registrant’s Securities to be Registered” herein. Each section is incorporated herein by reference.
Item 10. Recent Sales of Unregistered Securities
The information required by this item is contained under the section “Information Not Required in Prospectus—Item 15. Recent Sales of Unregistered Securities” of the Registration Statement. That section is incorporated herein by reference.
Item 11. Description of Registrant’s Securities
Description of Ordinary Shares
We are providing you with a summary description of our ordinary shares and the material rights of holders of our ordinary shares. Please remember that summaries by their nature lack the precision of the information summarized and that a person’s rights and obligations as a holder of our ordinary shares will be determined by reference to our Memorandum and Articles of Association and applicable English law, each as modified from time to time, and not by this summary. We urge you to review our Memorandum and Articles of Association in their entirety and to seek appropriate professional advice regarding their interpretation and applicable English law.
General
Our authorized share capital is £800,000 divided into 80,000,000 ordinary shares of £0.01 each. Set forth below is information concerning the share capital and related summary information concerning the material provisions of our Memorandum and Articles of Association, or Memorandum and Articles, and applicable English company law.
Voting rights
Every holder of ordinary shares who, being an individual, is present in person or by proxy or, being a corporation, has an authorized representative present who is not himself a shareholder, at a general meeting has one vote on a show of hands. Proxies voting on a show of hands do not have more than one vote each, even if they hold a number of proxies or are shareholders themselves. On a poll, every holder of ordinary shares present in person, by its authorized representative or by proxy has one vote for each share held. Voting at a general meeting is by a show of hands unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;
•	not less than three shareholders present at the meeting in person, by proxy or represented by an authorized representative and entitled to vote;
•	any shareholder or shareholders present at the meeting in person, by proxy or represented by an authorized representative and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting; or
•	any shareholder or shareholders present in person, by proxy or represented by an authorized representative and holding a number of ordinary shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all of the shares conferring that right.
Where a poll is not demanded, the interests of beneficial owners of ordinary shares who hold through a nominee may not be reflected in votes cast on a show of hands if that nominee does not attend the meeting or receives conflicting voting instructions from different beneficial owners for whom it holds the shares as nominee. Since, under English law, voting rights are only conferred on registered holders of shares, a person holding through a nominee may not directly demand a poll.
Unless otherwise required by law or the Memorandum and Articles, voting in a general meeting is by ordinary resolution. An ordinary resolution, for example, a resolution for the appointment of directors, the declaration of a final dividend, the appointment of the auditors, the increase of authorized share capital or grant of authority to allot shares, requires the affirmative vote of a majority of the shareholders (a) present in person or by an authorized representative or by proxy, excluding the chairman of the meeting in his role as proxy, in the case of a vote by show of hands or (b) present in person, by an authorized representative or by proxy and holding shares conferring in the aggregate a majority of the votes actually cast on the ordinary resolution, in the case of a vote by poll. In the case of a tied vote, whether on a show of hands or on a poll, the chairman of the meeting is entitled to cast a deciding vote. A special resolution, for example, a resolution amending the Memorandum and Articles, changing the name of our company or waiving statutory pre-emption rights on the issue of shares for cash, or an extraordinary resolution, for example, modifying the rights of any class of shares at a meeting of the holders of such class or relating to matters concerning the liquidation of our company, requires the affirmative vote of not less than three-quarters of shareholders present in person, represented by an authorized representative or by proxy and holding shares conferring in aggregate at least three-quarters of the votes actually cast on the resolution, on a vote by poll.
Unless our Board of Directors determines otherwise, no shareholder is entitled to vote in respect of any share held by him either personally or by proxy or to exercise any other right conferred by membership in relation to any shareholders’ meetings, if any sum is payable by him to us in respect of that share. Our Memorandum and Articles of Association do not contain restrictions on the right of non-UK residents or foreign owners to be registered holders or exercise voting rights in respect of our ordinary shares.

Notices of Shareholder Meetings
An Annual General Meeting and any Extraordinary General Meeting at which it is proposed to pass a Special Resolution or a resolution of which special notice has been given to our company shall be called on least 21 days’ written notice and any other Extraordinary General Meeting is required to be called on at least 14 days’ written notice. The period of notice in each case is exclusive of the day on which the notice is served or deemed to be served and of the day of the meeting itself.
General Meetings may be held on shorter notice than that specified above if such shorter notice is approved by (i) in the case of an Annual General Meeting, all the shareholders entitled to attend and vote at that meeting; and (ii) in the case of an Extraordinary General Meeting by a majority in number of the shareholders entitled to attend and vote at the meeting, such majority holding at least 95% in nominal value of the shares giving the right to attend and vote at that meeting.
The accidental omission to give notice to or the non-receipt of a notice by any shareholder will not invalidate the proceedings at the relevant meeting.
Our articles provide that where a notice or other document is served or sent by post, service or delivery is deemed to be effected on the expiry of 24 hours after the relevant document is posted.
Dividends
The payment of final dividends with respect to any financial year must be recommended by our Board of Directors and approved by the shareholders by ordinary resolution, provided that no such dividend shall exceed the amount recommended by our Board of Directors. If, in the opinion of our Board of Directors, our financial position justifies such payments, the Board of Directors may also from time to time pay interim dividends of amounts, on dates and in respect of periods as they think fit.
No dividend can be paid other than out of profits available for distribution under the provisions of the Companies Act 1985, as amended, and accounting principles generally accepted in the United Kingdom, which differ in some respects from U.S. GAAP. In addition, as a public limited company, we may make a distribution only if and to the extent that, at the time of distribution and following the distribution, the amount of our net assets is not less than the aggregate of the called-up share capital and undistributable reserves (as such terms are defined in the Companies Act 1985) and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate. No dividend or other moneys payable on or in respect of a share shall bear interest as against us unless otherwise provided by the rights attached to the share. Any dividend unclaimed after a period of 12 years from the date on which it was declared or became due for payment will be forfeited and will revert to us. Our Memorandum and Articles of Association do not contain restrictions on the right of non-UK resident holders of our ordinary shares to receive dividends and other payments.
Winding up
If our company is wound up, the liquidator may, pursuant to the authority given by an extraordinary resolution of our company and any other sanction required by English statutory law, divide among the members, in specie or in kind, the whole or any part of our assets and, for that purpose, value any assets as he deems fair and determine how the division is carried out among shareholders or different classes of shareholders. No shareholder will be compelled to accept any shares or other property in respect of which there is a liability. Distributions to shareholders on a winding up are only usually made after the settlement of claims of the various classes of creditor and subject to applicable company and insolvency laws. Early distributions can be made subject to shareholders providing appropriate forms of indemnity. Where a distribution is proposed to be made to a particular class of shareholders on a winding up, such a distribution is usually made pro rata to their holdings of shares in the company.
Shareholder Derivative Suits
Under English law, our shareholders generally have no right to sue on our behalf. When a wrong has been done to or against us, we are usually the proper plaintiff. There are exceptions including in the case of fraud on minority shareholders, the case of a breach of a duty owed personally to a shareholder where that shareholder has suffered personal loss separate and distinct from any loss suffered by the company and when the act complained of is illegal or ultra vires. English law permits an individual shareholder of ours to apply for a court order when our affairs are being or have been conducted in a manner unfairly prejudicial to the interests of one or more of our shareholders or when any actual or proposed act or omission by us is or would be prejudicial. When granting relief, a court has wide discretion and may authorize civil proceedings to be brought on our behalf by a shareholder on such terms as the court may direct.
Issues of shares and pre-emption rights
The directors of English companies may only allot shares and disapply statutory pre-emption rights if authorized by the shareholders. The current authority for this purpose expires on December 10, 2009 but we may, before such expiry, make an offer or agreement which would or might require equity securities to be allotted after such expiry and our Board of Directors may allot equity securities pursuant to any such offer or agreement as if the authority had not expired.
Transfer of shares
Any holder of shares in a certified form may transfer in writing all, or any, of its shares in any usual or common form or in any other form which our Board of Directors may approve. The instrument of transfer of a share must be signed by or on behalf of the transferor and, except in the case of fully paid shares, by or on behalf of the transferee. The transferor will remain the holder of the shares concerned until the name of the transferee is entered in our register of shareholders. The transfer of uncertificated shares may be made in accordance with and be subject to the Uncertificated Securities Regulations 1995.
Our Board of Directors may, in their absolute discretion and without assigning any reason, refuse to register any transfer of shares, not being fully paid shares. Our Board of Directors may also refuse to register an allotment or transfer shares, whether fully paid or not, to more than four persons jointly. Moreover, the registration of transfers may be suspended at such times and for such periods, but not exceeding thirty days in any year, as our Board of Directors may from time to time determine.
Our Board of Directors may decline to recognize any instrument of transfer unless it is in respect of only one class of shares and is lodged, duly stamped if required, at the Registrar’s Office accompanied by the relevant share certificate(s) together with such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. In the case of a transfer by a recognized clearing house or a nominee of a recognized clearing house or of a recognized investment exchange, the lodgment of share certificates is only necessary if and to the extent that certificates have been issued in respect of the shares in question.
Disclosure of transactions of ownership
The Companies Act 1985 provides that a person, including a company and other legal entities, that acquires any interest of 3% or more of any class of our “relevant share capital,” which includes ADSs and GDSs representing shares, is required to notify us in writing of its interest within two days following the day on which the obligation arises. Relevant share capital, for these purposes, means our issued share capital carrying the right to vote in all circumstances at a general meeting. After the 3% level is exceeded, similar notifications must be made where the interest falls below the 3% level or otherwise in respect of increases or decreases of a whole percentage point.
For purposes of the notification obligation, the interest of a person in shares means any kind of interest in shares including interests in any shares:

•	in which a spouse, or child or stepchild under the age of 18, is interested;

•	in which a company is interested, which includes interests held by other companies over which that company has effective voting power, and either (a) that company or its directors generally act in accordance with that person’s directions or instructions or (b) that person controls one-third or more of the voting power of that company at general meetings; or

•	in which another party is “interested” and the person and that other party are parties to an agreement under section 204 of the Companies Act 1985. Such an agreement is one which provides for two or more parties to acquire interests in shares of a particular public company and imposes obligations or restrictions on any of the parties as to the use, retention or disposal of such interests acquired pursuant to such agreement, if any interest in the company’s shares is in fact acquired by any of the parties pursuant to the agreement.
Some non-“material” interests may be disregarded for the purposes of calculating the 3% threshold, but the obligation of disclosure will still apply where such interests exceed 10% or more of any class of our relevant share capital and to increases or decreases through a whole percentage point.
In addition, pursuant to section 212 of the Companies Act 1985, we may, as a public company and by written notice, require a person whom we know or have reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares comprised in our “relevant share capital” to confirm that fact or to indicate whether or not that is the case.
Where a person holds or during the previous three years had held an interest in the shares, that person must give any further information that may be required relating to this interest and any other interest in the shares of which this person is aware.
Where we serve a notice under the foregoing provisions on a person who is or was interested in the shares and that person fails to give us any information required by the notice within the time specified in the notice, we may apply to the English courts for an order directing that the shares in question be subject to restrictions prohibiting, among other things, any transfer, the exercise of voting rights, the taking up of rights and, other than during a liquidation, payments in respect of those shares.
A person who fails to fulfill the obligations imposed by sections 198 and 212 of the Companies Act 1985 may be subject to criminal penalties.
Variation of rights and alteration of share capital
Whenever our share capital is divided into different classes of shares, the special rights attached to any class may, subject to the provisions of English statutory law, be varied or abrogated, either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of the class, but not otherwise, and may be so varied or abrogated either while our company is a going concern or during or in contemplation of a winding up. At every such separate general meeting, the necessary quorum is at least two persons holding or representing by proxy issued shares of the class and any holder of shares of the class present in person or by proxy may demand a poll and will have one vote for every share of the class held by him. At any adjourned meeting any holder of shares of the class present in person or by proxy is a quorum.
We may from time to time by ordinary resolution at a general meeting:

•	increase the share capital by the creation of new shares of such amount as the resolution shall prescribe with such preferred, deferred or other special rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise as may be determined and which may be redeemable;

•	consolidate and divide all or any of the share capital into shares of larger amount than our existing shares;

•	cancel shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of its share capital by the amount of shares so cancelled; and

•	subdivide all or any of the shares into shares of a smaller amount than is fixed by the Memorandum and Articles and may by resolution determine that as between the holders of the shares resulting from such subdivision one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights or be subject to any restrictions, as we have the power to attach to unissued or new shares.

Subject to English statutory law, we may purchase our own shares of any class, including redeemable shares, but so that if there shall be in issue any shares convertible into equity share capital of our own company then no purchase of our own shares shall be made unless it has first been approved by an extraordinary resolution passed at a separate meeting of the holders of such convertible shares.
Subject to the provisions of English statutory law, we may, by special resolution, reduce our share capital, capital redemption reserve, share premium account or other undistributable reserve in any way.
Directors
Unless otherwise determined by ordinary resolution of the holders of ordinary shares, our Articles provide that there shall not be less than three directors. At each annual general meeting one-third (or the number nearest to but not exceeding one-third) of our Board of Directors shall retire from office by rotation. Our directors who retire by rotation include any director who wishes to retire and not to offer himself for re-election. Any further directors who retire by rotation are those who have been longest in office since their last re-election, but, as between persons who become directors on the same day, those to retire (unless they otherwise agree among themselves) are determined by lot. A retiring director is eligible for re-election. Any director may be removed from office at any time by an ordinary resolution of which special notice has been given in accordance with the Act. Our Memorandum and Articles do not provide for a maximum age for directors.
Our Articles provide that a director may be party to or be interested in any contract or transaction to which we are a party, and a director, or any firm of which he is a member, may be remunerated for any services provided to us or any office held (other than the office of Auditor) relating to us. In any such case, the director may retain all profits and advantages accruing to him. Our Articles also provide that (subject to certain exceptions), a director who is in any way interested in a contract or proposed contract with our company shall declare his interest to the Board, and, subject to certain exceptions, will not be entitled to vote at Board meetings in respect of any contract, arrangement or proposal in which that Director has a “material interest”, nor will that Director be counted towards the quorum in relation to any resolution on which he is prohibited from voting.
Our Articles provide that our Board of Directors may exercise all of our powers to borrow money and to mortgage or charge our undertaking, property, and uncalled capital and, subject to applicable English law, to issue debentures and other securities. The Board is required to restrict our borrowings, in the absence of shareholders’ approval, in accordance with a formula set out in the Articles.
The ordinary remuneration of our directors for holding office as such shall from time to time be determined by our Board of Directors. However, such remuneration may not exceed £200,000 per annum in aggregate or such higher amount as the shareholders may, by ordinary resolution, determine and will be divisible among our Board of Directors as they agree. Our Board of Directors may also grant additional remuneration to any director who holds any executive office or who serves on any committee of our Board of Directors and, have the power to pay and agree to pay gratuities, pensions or other retirement, death or disability benefits to any Director or ex-Director. Our Board of Directors are also entitled to be repaid all reasonable expenses incurred by them respectively in the performance of their duties.
Description of Depositary Shares
Depositary Receipts or Global Depositary Receipts (GDRs)
Depositary Receipts evidencing GDSs are issuable by the Depositary pursuant to the Global Deposit Agreement. Each GDS represents one Ordinary Share or evidence of the right to receive one Ordinary Share (together with any additional ordinary shares at any time deposited or deemed deposited under the Global Deposit Agreement and any and all other securities, cash and property received by the Depositary or the Custodian in respect thereof and at such time held under the Global Deposit Agreement) (the “Shares”). Only persons in whose names GDRs are registered on the books of the Depositary will be treated by the Depositary and us as owners.
So long as the Book-Entry GDSs are eligible for book-entry settlement with Depository Trust Company (DTC), unless otherwise required by law, such Book-Entry GDSs representing the Shares deposited with any custodian shall be represented by a Master GDR registered in the name of a nominee of DTC and no person acquiring such Book-Entry GDSs shall receive or be entitled to receive physical delivery of certificated GDRs evidencing GDSs. Accordingly, each beneficial owner must rely upon the procedures of DTC and institutions having accounts with DTC to exercise or be entitled to any rights of an owner of a GDR. Each person owning a beneficial interest in the Master GDR must rely upon the procedures of the institutions having accounts with DTC to exercise or be entitled to any rights of a Regulation S owner. Transfers within DTC and Clearstream Banking are made in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers are effected in DTC through the operating procedures of the relevant system. Cross-market transfers are effected in DTC through the depositary of Clearstream Banking AG. Because of time zone differences, credits of securities received in Clearstream Banking AG as a result of a transaction with a DTC participant are made during the subsequent securities settlement processing date on the business day following the DTC settlement date and such credits or any transactions in such securities settled during such processing are reported to the Clearstream Banking AG participant on such business day. Cash received in Clearstream Banking AG as a result of sales of securities by or through a Clearstream Banking AG participant to a DTC participant are received with value on the DTC settlement date, but are available in the Clearstream Banking AG cash account only as of the business day following settlement in DTC. Where the context requires, the term “GDR” includes the Master GDR.
During any period in which Book-Entry GDSs are represented by the Master GDR, ownership of beneficial interests in the Master GDR are shown on, and the transfer of such ownership is effected only through, records maintained by (i) DTC or its nominee (with respect to participants’ interests) or (ii) institutions having accounts with DTC. All references in the Global Deposit Agreement to issuance or delivery of GDRs is deemed to include, where applicable, adjustments in the records of the Depositary showing the number of Book-Entry GDSs evidenced by the Master GDR.
Deposit, transfer and withdrawal
The Depositary agrees, subject to the terms and conditions of the Global Deposit Agreement, that upon delivery to the Custodian of Shares (or evidence of rights to receive Shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the Custodian, that the Depositary will, upon payment of the fees, charges and taxes provided in the Global Deposit Agreement, execute and deliver at its Corporate Trust Office to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such Shares with the Depositary, and, if the Depositary requires a written order (1) directing the Depositary to adjust its records so as to increase, by the number of GDSs representing such deposited Shares, the number of GDSs evidenced by the Master GDR, and specifying the person or persons to whose DTC participant account such increase in the number of GDSs should be credited or (2) in the case of deposits made at any time that DTC’s book-entry settlement system is not available for the Book-Entry GDSs, directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts in physical certificated form, for the number of GDSs representing such deposited Shares.
Any deposit of Shares for GDRs must be accompanied by (a) a written certification and agreement (a “Depositor’s Certificate”) by or on behalf of the person who will be the beneficial owner of the GDS or GDSs to be issued upon deposit of such Shares that (i) the GDRs, the GDSs evidenced thereby, and the Shares represented thereby have not been registered under the Securities Act of 1933, (ii) that it is either (a) not a U.S. person (within the meaning of Regulation 5) and is located outside the United States (within the meaning of Regulation 5) and acquired, or has agreed to acquire and will acquire, the Shares to be deposited outside the United States, or (b) is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, (iii) it is not an Affiliate of ours or a person acting on behalf of such an Affiliate and (iv) it is not in the business of buying and selling securities or, if it is in such business, it did not acquire the Shares to be deposited from us or any affiliate thereof in the Offering and (b) an agreement that, during the Restricted Period, it will comply with the restrictions on transfer on transfers of the GDRs, the GDSs evidenced thereby and the Shares represented thereby.

The Depositary will refuse to accept Shares for deposit whenever it is notified in writing that such deposit would result in any violation of applicable laws.
Upon surrender at the Corporate Trust Office of the Depositary of a GDR for the purpose of withdrawal of the Deposited Securities represented by the GDSs evidenced by such GDR, and upon payment of the fees of the Depositary for the surrender of Receipts, governmental charges and taxes provided in the Global Deposit Agreement, and subject to the terms and conditions of the Global Deposit Agreement, the owner of such GDR will be entitled to delivery, to him or upon his order, of the amount of Deposited Securities at the time represented by the GDS or DDSs evidenced by such GDR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner.
Subject to the terms and conditions of the Global Deposit Agreement and any limitations established by the Depositary, the Depositary may execute and deliver GDRs prior to the receipt of Shares (a “Pre-Release”) and deliver Shares upon the receipt and cancellation of GDRs which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such GDR has been Pre-Released. The Depositary may receive GDRs in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release must be (a) preceded or accompanied by a written representation from the person to whom the GDRs or Shares are to be delivered that such person, or its customer, owns the Shares or GDRs to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five business days’ notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of Global Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed 30% of the Shares deposited pursuant to the Global Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.
The Depositary may retain for its own account any compensation received by it in connection with the foregoing.
Dividends, other distributions and rights
Whenever the Depositary shall receive any currency other than US Dollars, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, the Depositary will convert or cause to be converted into Dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting Dollars to the United States, all cash dividends and other cash distributions, if any, denominated in a currency other than Dollars (“Foreign Currency”), that it receives in respect of the deposited Shares, and to distribute the resulting Dollar amount (net of the expenses incurred by the Depositary in converting such Foreign Currency) to the owners entitled thereto, in proportion to the number of GDSs representing such Deposited Securities evidenced by GDRs held by them, respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any GDRR or GDRs or otherwise. The amount distributed to the owners of GDRs will be reduced by any amount on account of taxes to be withheld by us or the Depositary. See “Liability of owner for taxes,” below.
If the Depositary determines that in its judgment any Foreign Currency received by the Depositary cannot be converted on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the Foreign Currency (or an appropriate document evidencing the right to receive such Foreign Currency) received by the Depositary to, or in its discretion may hold such Foreign Currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same. If any such conversion of Foreign Currency, in whole or in part, cannot be effected for distribution to some of the owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in US Dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the Foreign Currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the owners entitled thereto.
If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may (i) if Book-Entry GDSs are available, reflect on the records of the Depositary such increase in the aggregate number of GDSs representing Shares evidenced by the Master GDR and give notice to DTC of the related increase in the number of GDSs evidenced by the Master GDR or (ii) if Book-Entry GDSs are not available, distribute to the owners of outstanding Receipts entitled thereto, in proportion to the number of Depositary Shares representing such Deposited Securities evidenced by Receipts held by them respectively, additional GDRs evidencing an aggregate number of GDSs that represents the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Global Deposit Agreement with respect to the deposit of Shares and the issuance of GDSs evidenced by GDRs, including the withholding of any tax or other governmental charge and the payment of fees of the Depositary as provided in the Global Deposit Agreement. The Depositary may withhold any such distribution of GDRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act of 1933 or is exempt from registration under the provisions of such Act. In lieu of delivering GDRs for fractional GDSs in the event of any such dividend or free distribution, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the Global Deposit Agreement. If additional GDRs are not so distributed, each GDS will thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby. Each beneficial owner of GDRs or Shares so distributed shall be deemed to have acknowledged that the Shares have not been registered under the Securities Act of 1933 and to have agreed to comply with the restrictions under the Securities Act of 1933 and to have agreed to comply with the restrictions on transfer.
If we offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary will have discretion as to the procedure to be followed in making such rights available to any owners of GDRs or in disposing of such rights on behalf of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all owners or to all or certain owners but not to other owners, the Depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of GDSs held by such owner, warrants or other instruments therefore in such form as it deems appropriate. If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may sell the rights, warrants or other instruments in proportion to the number of GDSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees and expenses of the Depositary and all taxes and governmental charges payable in connection with such right and subject to the terms and conditions of the Global Deposit Agreement) for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any GDR or GDRs, or otherwise.
In circumstances in which rights would not otherwise be distributed, if an owner of GDRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the GDSs of such owner, the Depositary will make such rights available to such owner upon written notice from us to the Depositary that (a) we have elected in our sole discretion to permit such rights to be exercised and (b) such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such owner to exercise such rights, upon payment by such owner to the Depositary for the account of such owner of an amount equal to the purchase price of the Shares to be received in exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary will, on behalf of such owner, exercise the rights and purchase the Shares, and we shall cause the Shares so purchased to be delivered to the Depositary on behalf of such owner. As agent for such owner, the Depositary will cause the Shares so purchased to be deposited, and will execute and deliver Receipts to such owner, pursuant to the Global Deposit Agreement.
The Depositary will not offer rights to owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all owners or are registered under the provisions of such Act; provided, that nothing in the Global Deposit Agreement will create, or be construed to create, any obligation on the part of us to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an owner of GDRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for us upon which the Depositary may rely that such distribution to such owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.
Whenever the Depositary receives any distribution other than cash, Shares or rights in respect of the Deposited Securities, the Depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to) any requirement that we or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to owners or beneficial owners the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received or any part thereof and the net proceeds of any such sale (net of the fees and expenses of the Depositary) will be distributed by the Depositary to the owners entitled thereto as in the case of a distribution received in cash. Each beneficial owner of securities so distributed shall be deemed to have acknowledged that the securities have not been registered under the Securities Act and to have agreed to comply with the restrictions on transfer.
If the Depositary determines that any distribution of property (including Shares and rights to subscribe therefore) is subject to any taxes or other governmental charges which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of GDSs held by them, respectively.
Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the Depositary or Custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the Global Deposit Agreement, and the GDSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional GDRs are delivered pursuant to the following sentence. In any such case the Depositary may (a) if Book-Entry GDSs are available, make appropriate entry in its records, or (b) if Book-Entry GDSs are not available, either (i) execute and deliver additional GDRs as in the case of a dividend in Shares, or (ii) call for the surrender of outstanding GDRs to be exchanged for new GDRs specifically describing such new Deposited Securities.
Record dates
Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each GDS, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient the Depositary will fix a record date, which shall be the same date, if any, applicable to the Deposited Securities, or as close thereto as practicable (a) for the determination of the owners who will be (i) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each GDS will represent the changed number of Shares, all subject to the provisions of the Global Deposit Agreement.
Voting of deposited securities
Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by us, the Depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which notice will be in the sole discretion of the Depositary, containing (a) such information included in such notice of meeting received by the Depositary from us, and (b) a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of English law and of our Memorandum and Articles, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective GDSs and (c) a statement as to the manner in which such instructions may be given. Upon the written request of an owner on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by the GDSs evidenced by such GDRs in accordance with the instructions set forth in such request. The Depositary will not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions.
Amendment and termination of the Global Deposit Agreement
The form of GDRs and any provisions of the Global Deposit Agreement may at any time and from time to time be amended by agreement between us and the Depositary in any respect which they may deem necessary or desirable without the consent of the owners of GDRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of owners, will not take effect as to outstanding GDRs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding GDRs. Every owner of a GDR, at the time any amendment so becomes effective, will be deemed, by continuing to hold such GDR, to consent and agree to such amendment and to be bound by the Global Deposit Agreement as amended thereby. In no event will any amendment impair the right of the owner of any GDR to surrender such GDR and receive therefore the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.
The Depositary will at any time at our direction terminate the Global Deposit Agreement by mailing notice of such termination to the owners of the GDRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Global Deposit Agreement by mailing notice of such termination to us and the owners of all GDRs then outstanding if, any time after 90 days have expired after the Depositary will have delivered to us a written notice of its election to resign and a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the Global Deposit Agreement. On and after the date of termination, the owner of a Receipt will, upon (a)(i) receipt by the Depositary at its Corporate Trust Office of written instructions from DTC or DTC’s nominee on behalf of any beneficial owner, if the book-entry settlement system of DTC is then available for the Book-Entry GDSs, or (ii) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the Depositary Shares evidenced by such Receipt. If any GDRs remain outstanding after the date of termination of the Global Deposit Agreement, the Depositary thereafter will discontinue the registration of transfers of GDRs, will suspend the distribution of dividends and other distributions to the owners thereof and will not give any further notices or perform any further acts under the Global Deposit Agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property provided in this Global Deposit Agreement and the delivery of Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered GDRs (after deducting, in each case, the fees of the Depositary for the surrender of GDR and other expenses set forth in the Global Deposit Agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held thereunder and may thereafter hold uninvested the net proceeds of such sale, together with any other cash then held by it, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their Receipts, such owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary will be discharged from all obligations under the Global Deposit Agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the Depositary and other expenses set forth in the Global Deposit Agreement for the surrender of a GDR. and any applicable taxes or other governmental charges).

Charges of Depositary
The Depositary will charge any party depositing or withdrawing Shares or any party surrendering GDRs or to whom GDRs are issued (including, without limitation) issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the GDRs or Deposited Securities or a distribution of GDRs pursuant to the Global Deposit Agreement) whichever applicable: (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on our share register or Foreign Registrar (or any other appointed agent of ours for transfer and registration of the Shares and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex or facsimile transmission expenses as are expressly provided for in the Global Deposit Agreement to be at the expense of persons depositing Shares or owners; (4) such expenses as are incurred by the Depositary in the conversion of Foreign Currency pursuant to the Global Deposit Agreement; (5) a fee of $5.00 or less per 100 GDSs (or portion thereof) for the execution, delivery and surrender of GDRs pursuant to the Global Deposit Agreement; (6) a fee of $02 or less per GDS (or portion thereof) for any cash distribution made pursuant to the Global Deposit Agreement; (7) a fee of $1.50 or less per certificate for a GDR or GDRs for transfers made pursuant to the Global Deposit Agreement and; (8) a fee for the distribution of securities pursuant to the Global Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of GDSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause (8) treating all such securities as if they were Shares), but which securities are instead distributed by the Depositary to owners and the net proceeds distributed.
The Depositary, pursuant to the Global Deposit Agreement, may own and deal in any class of our securities and our affiliates and in GDRs.
Liability of owner for taxes
If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any GDR or any Deposited Securities represented by any GDRs, such tax or other governmental charge will be payable by the owner of such GDR to the Depositary. The Depositary may refuse to effect registration of transfer of such GDR (or any split-up or combination thereof), or any withdrawal of Deposited Securities underlying such GDR until such payment is made, and may withhold any dividends or other distributions, in respect of any Deposited Securities or may sell for the account of the owner or beneficial owner thereof any part or all of the Deposited Securities underlying such GDR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such GDR will remain liable for any deficiency.
General
Neither the Depositary nor our company nor any of our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of any GDR, if by reason of any provision of any present or future law or regulation of the United States, or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our Memorandum and Articles or by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond our control, the Depositary or our company or any of our directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Global Deposit Agreement or Deposited Securities it is provided will be done or performed; nor will the Depositary or our company incur any liability to any owner or beneficial owner of any GDR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Global Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Global Deposit Agreement. Where, by the terms of a distribution pursuant to the Global Deposit Agreement, or an offering or distribution pursuant to the Global Deposit Agreement, or for any other reason, such distribution or offering may not be made available to owners, and the Depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the Depositary will not make such distribution or offering, and will allow the rights, if applicable, to lapse.
We and the Depositary assume no obligation nor will we or the Depositary be subject to any liability under the Global Deposit Agreement to owners or beneficial owners of GDRs, except that we and the Depositary agree to perform their respective obligations specifically set forth under the Global Deposit Agreement without negligence or bad faith.
The GDRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any GDR or withdrawal of any Deposited Securities or the adjustment of the Depositary’s records to reflect the deposit of Shares or any such transfer, split-up, combination, surrender or withdrawal, the Depositary, the Custodian or the Registrar may require payment from the person presenting the GDR or the depositor of the Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees. The Depositary may refuse to deliver GDRs, to register the transfer of any GDR or to make any distribution on, or related to, Shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding GDRs and surrender of GDRs generally may be suspended or refused during any period when the transfer books of the Depositary, our company or the Foreign Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or us, at any time or from time to time.
The Depositary will keep books, at its Corporate Trust Office, for the registration and transfer of GDRs, which at all reasonable times will be open for inspection by the owners, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the Global Deposit Agreement or the GDRs.
The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of GDRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to GDRs and will be entitled to protection and indemnity to the same extent as the Depositary.
Warrants
As of June 30, 2005, warrants to purchase a total of 530,000 ordinary shares were outstanding with exercise prices of $2.52 per share. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain types of reorganizations and significant corporate transactions. Warrant holders have certain registration rights once the only trading market for our securities is located within the United States. These registration rights expire when the shares can be sold pursuant to Rule 144 of the Securities Act of 1933.
Depositary and Registrar
The registrar for our ordinary shares is Capita IRG, plc and the depository for our depositary shares is the Bank of New York.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2004 regarding compensation plans, including individual compensation arrangements, under which equity securities of Spark Networks plc are authorized for issuance.

Number of securities
remaining available for future
	Number of Securities to be	Weighted- average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
Plan Category	warrants and rights	warrants and rights	in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,996,759 (1)	$3.81	15,503,000 (2)

Equity compensation plans not approved by security holders	—	—	—

Total	8,996,759		15,503,000

(1)	Represents share options outstanding under the 2004 Share Option Scheme and the 2000 Executive Share Option Scheme.

(2)	Represents share options outstanding under the 2004 Share Option Scheme. The 2000 Executive Share Option Scheme has been terminated and no future issuances of options are available; however, all outstanding options granted under the plan continue in full force and effect.
Item 12. Indemnification of Directors and Officers
The information required by this item is contained under the section “Information Not Required in Prospectus—Item 14. Indemnification of Directors and Officers” of the Registration Statement. That section is incorporated herein by reference.
Item 13. Financial Statements and Supplementary Data
The information required by this item is contained under the section “Consolidated Financial Statements” and “Notes to Consolidated Financial Statements” of the Registration Statement. That section is incorporated herein by reference.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
The information required by this item is contained under the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change in Accountants” of the Registration Statement. That section is incorporated herein by reference.
Item 15. Financial Statements and Exhibits
(a) Financial Statement
See Item 13 above.
(b) Exhibits
Except for Exhibit 99.1, which is included herein, the following exhibits are incorporated herein by reference from the Registration Statement or, where noted, will be filed by amendment:

Exhibit
Number	Description of Exhibit
3.1**	Memorandum of Association of Registrant dated September 3, 1998

3.2**	Amendment to Memorandum of Association dated January 10, 2005 (Name Change)

3.3	Articles of Association of Registrant, as amended April 11, 2000, December 10, 2004 and September 2, 2005

4.1*	Form of Deposit Agreement

4.2*	Form of GDR

Exhibit
Number	Description of Exhibit
4.3*	Specimen ordinary share certificate

10.1	Lease dated September 1, 2000 between Arden Realty Limited Partnership and the Registrant regarding 8383 Wilshire Boulevard (incorporated by reference to exhibit 10.1 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)

10.1(a)	First Amendment to Lease, dated September 5, 2000 (incorporated by reference to exhibit 10.1(a) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)

10.1(b)	Second Amendment to Lease, dated January 16, 2003 (incorporated by reference to exhibit 10.1(b) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)

10.1(c)	Third Amendment to Lease, dated October 30, 2003 (incorporated by reference to exhibit 10.1(c) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)

10.1(d)	Fourth Amendment to Lease, dated May 14, 2004 (incorporated by reference to exhibit 10.1(d) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)

10.2**	2004 Share Option Scheme

10.3**	2000 Executive Share Option Scheme

10.4	Asset Purchase Agreement, dated November 27, 2003, between the Registrant and Point Match USA, Inc. (incorporated by reference to exhibit 10.4 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)

10.4(a)	First Amendment to Asset Purchase Agreement, January 7, 2004, between the Registrant and Point Match USA, Inc

10.5	Asset Purchase Agreement, dated November 27, 2003, between MatchNet (Israel) Ltd., a subsidiary of the Registrant, and Point Match Ltd. (incorporated by reference to exhibit 10.5 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)

10.5(a)	First Amendment to Asset Purchase Agreement, dated January 7, 2004, between MatchNet (Israel) Ltd., a subsidiary of the Registrant, and Point Match Ltd. (incorporated by reference to exhibit 10.5(a) of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)

10.6**	Executive Employment Agreement, dated August 12, 2004, between the Registrant and David Siminoff

10.7**	Executive Employment Agreement, dated October 4, 2004, between the Registrant and Mark Thompson

10.8**	Executive Employment Agreement, dated October 4, 2004, between the Registrant and Phillip Nelson

10.9**	Executive Employment Agreement, dated March 1, 2005, between the Registrant and Joe Y. Shapira

10.10*	Form of Indemnification Agreement for Officers and Directors

10.10(a)*	List of Parties executing Form of Indemnification Agreement for Officers and Directors

10.11**	Deal Documents and Purchase Agreement for investment in Yobon, Inc. dated October 19, 2004

10.12**	Warrant Agreement, dated December 30, 2004, between the Registrant and Europlay Capital Advisors LLC

10.13	Executive Employment Agreement, dated August 31, 2005, between the Registrant and Gregory R. Liberman

10.14*	Stock Purchase Agreement dated May 19, 2005 by and among the Registrant, MingleMatch, Inc., The Corporation of the President of the Church of Jesus Christ of Latter-day Saints, and shareholders of MingleMatch, Inc.

16.1	Letter re: Change in Certifying Accountant (incorporated by reference to exhibit 16.1 of MatchNet, Inc.’s registration statement on Form S-1 (file no. 333-117940) filed with the Securities and Exchange Commission on August 4, 2004)

21.1	List of subsidiaries

99.1	Registration Statement on Form S-1

*	To be filed by amendment.

**	Previously filed.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on September 16, 2005.

Spark Networks plc

By:	/s/ David E. Siminoff

David E. Siminoff
Chief Executive Officer and President